Exhibit 99.1

Symphony Technology Group Completes Acquisition of MSC.Software; Transition to Privately

Held Company Creates Foundation for Growth

MSC Appoints New CEO, CFO

PALO ALTO, Calif. – October 14, 2009 – Symphony Technology Group (STG), a private equity firm with a strategic focus on software and services, today announced it has successfully completed its acquisition of MSC.Software Corporation (Nasdaq:MSCS). MSC.Software is a global software company, with industry leadership in engineering simulation solutions, and whose suite of applications and services drive innovation through accelerated design, improved product quality, and reduced engineering costs. Under the terms of the deal, Maximus Holdings Inc., an investment vehicle of STG and co-investor Elliott Management Corporation has purchased all outstanding shares of MSC stock for a price of $8.40 per share in cash, a total purchase price of approximately $390M. Effective immediately, Dominic Gallello joins MSC as CEO. Gallello comes to MSC from Graphisoft, a Budapest-based architectural design software developer, where he was CEO. In addition, Jim Johnson joins MSC as CFO. Johnson was most recently CFO of VG Holdings, a videogame producer that was acquired by Electronic Arts in 2007.

“STG’s mission is to be a catalyst and partner in helping to build great companies, by enabling them to deliver breakthrough value to clients, by investing in growth through innovation and by attracting and retaining the best talent,” said Dr. Romesh Wadhwani, founder, Chairman and CEO of STG. “Under the leadership of Dominic, Jim and senior members of the existing MSC management team, we will build a stronger company, leveraging MSC’s outstanding reputation, longstanding customer relationships, leading technology, and talented team.”

“The acquisition of MSC by STG is the culmination of Elliott’s activist effort to maximize shareholder value by finding the right partner for MSC,” said Jesse A. Cohn, portfolio manager at Elliott. “STG’s outstanding track record of working with companies to improve their execution and innovation will help MSC truly succeed as a leader in simulation software for manufactured products.”

“An investor like STG will be an active partner for the MSC team,” said Ashfaq A. Munshi, Interim CEO and President of MSC. “MSC has made important strides during the last year, and STG will accelerate that progress. STG has consistently helped its portfolio companies to achieve best-in-class business performance by focusing on improving value delivered to customers. While I will now transition out of my interim CEO role, I’m very excited about the future of MSC.”

New Executives

New CEO Dominic Gallello is an established leader who brings to MSC a deep background in design software. Early in his career, he spent 11 years at Intergraph, leading the company’s businesses in both China and Japan. Following his time with Intergraph, Gallello spent 10 years at Autodesk, serving as EVP Asia/Pacific, establishing and running the high growth Mechanical Division and later served as EVP for all design and engineering related products. Throughout his career, Gallello has established a track record of building great products, driving an intense customer focus and building global brands. Gallello holds both BA and MBA degrees from Monmouth University

Incoming CFO Jim Johnson brings strong operational finance experience to MSC, along with experience at both hardware and software companies. Prior to being CFO for VG Holdings, Johnson was a Vice President of Finance for Veritas. Before joining Veritas, Johnson worked for Sun Microsystems for more than 15 years. During his career at Sun, Johnson served as Vice President of Finance for Worldwide Operations as well as Vice President of Finance of Worldwide Sales. Johnson holds a BA degree from University of Minnesota and a MBA degree from University of Chicago.

About Symphony Technology Group

Symphony Technology Group (STG) is a strategic private equity firm with the mission of investing in and building great software and services companies. In addition to capital, STG provides transformative expertise to enable its companies to deliver maximum value to their clients to retain and attract the best talent and to achieve best in class business performance. All STG companies are expected to grow through innovation. STG’s current portfolio consists of 10 global companies.

About Elliott

Elliott’s two funds, Elliott Associates, L.P. and Elliott International, L.P., together have more than $15 billion of assets under management. The funds’ investors include institutions, foundations, endowments, pensions, high net worth individuals, and family offices. The 32-year-old trading firm is one of the oldest of its kinds under continuous management.

About MSC.Software Corporation

MSC.Software is a leading global provider of simulation software, that helps companies make money, save time and reduce costs associated with designing and testing manufactured products. MSC.Software works with thousands of companies in hundreds of industries to develop better products faster. For additional information about MSC.Software please visit www.mscsoftware.com.

Investor Contact for MSC.Software:	Press Contact for MSC.Software:	Press Contact for Symphony Technology Group:

Joanne Keates Vice President, Investor Relations MSC.Software (714) 444-8551 joanne.keates@mscsoftware.com	Jennifer Brannon Sr. Manager, Public Relations MSC.Software (714) 445-3119 Jennifer.brannon@mscsoftware.com	Carol Sacks TENOR Communications 650.520.8261 carol@tenorcom.com